FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made as of this 12th day of March, 2009 by and among Frezer, Inc., a Nevada corporation (the “Company”), and Garisch Financial, Inc., an Illinois corporation (“Holder”), amending that certain Registration Rights Agreement dated February 27, 2007 by and among the Company and the Holder (the “Agreement”).

A.           The Holder currently owns 85,000 shares of the Company’s common stock  which are subject to the Agreement. Pursuant to that certain Stock Purchase Agreement by and among the Holder, Befut Corporation, a Nevada corporation (the “Purchaser”), and two other stockholders of the Company, dated as of March 2, 2009, the Holder has agreed to sell to the Purchaser a total of 50,402 shares of the Company’s common stock (the “Sale”). Therefore, if the Sale closes, the Holder shall continue to own 34,598 shares of the Company’s common stock (“Shares”) immediately after the closing of the Sale.

B.           The Holder and the Company desire to amend the Agreement by terminating the demand registration rights granted to the Holder under Section 1 of the Agreement and making certain other amendments thereto.

C.           Unless otherwise provided in this Amendment, capitalized terms used herein shall have the respective meanings set forth in the Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree that the Agreement shall be amended as follows:

1.           Section 1 of the Agreement, entitled “Demand Registration,” is hereby deleted in its entirety.

2.           Section 2 (a) of the Agreement, entitled “Right to Piggyback” is hereby amended in its entirety to read as follows:

(a)  Right to Piggyback. Until the date as of which all of the Registrable Securities may be sold without restriction pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act, any certificates representing the Registrable Securities have had any restrictive legends under the Securities Act removed therefrom, and the sale under Rule 144 is not otherwise prohibited by the Commission or any statute, rule, regulation or other applicable law, whenever the Company proposes to register any of its securities under the Securities Act pursuant to Rule 415 and the form of registration statement to be used may be used for the registration of Registrable Securities, the Company shall give prompt written notice (in any event within three (3) business days after its receipt of notice of any exercise of demand registration rights from other shareholders) to the Holder of its intention to effect such a registration and shall include in such registration all of the Holder’s Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice (a “Piggyback Registration”).

3.           Section 3(b) of the Agreement is hereby amended in its entirety to read as follows:

(b) The Company shall keep each registration statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which all of the Registrable Securities may be sold without restriction pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act, any certificates representing the Registrable Securities have had any restrictive legends under the Securities Act removed therefrom, and the sale under Rule 144 is not otherwise prohibited by the Commission or any statute, rule, regulation or other applicable law, or (ii) the date on which the Holder shall have sold all of the Registrable Securities (“Registration Period”).

4.           Section 12 (d) of the Agreement is hereby amended in its entirety to read as follows:

 “Registrable Securities” means (i) 34,598 shares of the Company’s common stock owned by the Holder immediately after the closing of the Sale and held by the Holder or its assignees, and (ii) any other shares of Common Stock or any other securities issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization.

5.           Except as set forth above, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

HOLDER:

Garisch Financial, Inc.

By:
Frederic M. Schweiger, President

COMPANY:

FREZER, INC.

By:
Kevin R. Keating, CEO